Exhibit 10.3

AMENDED AND RESTATED PROMISSORY NOTE

$800,000
October 20, 2006

FOR VALUE RECEIVED, DRIVEITAWAY, INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of ZONE MINING LIMITED, a Nevada corporation, (the “Holder”), the principal sum of $800,000 on or before September 21, 2007 (the “Maturity Date”), and to pay interest to the Holder on the then outstanding principal amount of this Note in accordance with the provisions hereof.

The Company shall pay interest, in cash, to the Holder on the then outstanding principal amount of this Note at the rate of 12% per annum, payable monthly in arrears in cash via wire transfer or by automated bank transfer in immediately available and freely transferable funds (as requested by Holder), on the last day of each month for the period beginning on the date of this Note and ending on the Maturity Date or such earlier or later time when this Note is paid or prepaid in full (except that, if any such date is not a business day, then such payment shall be due on the next succeeding business day) (each such date, an “Interest Payment Date”).

Interest shall be calculated on the basis of a 360-day year and shall accrue daily commencing on the date of this Note until payment in full of the principal sum, together with all accrued and unpaid interest and other amounts which may become due hereunder, has been made.

All overdue accrued and unpaid interest to be paid hereunder shall entail a late fee at the rate of 18% per annum (or such lower maximum amount of interest permitted to be charged under applicable law or regulation) (“Late Fee”) which will accrue daily, from the date such interest is due hereunder through and including the date of payment.

The Company may prepay all or any portion of the then outstanding principal amount of this Note without any prepayment premium or discount by providing Holder not less than 30 days prior written notice.

“Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i.  any default in the payment of any amount due under this Note when the same shall become due and payable (whether on the Maturity Date or by acceleration or otherwise) which is not cured within three (3) business days;

ii.  the Company shall fail to observe or perform any other covenant or agreement contained in this Note or any document or agreement securing this Note which failure is not cured, if possible to cure, within the earlier to occur of (A) 10 Business Days after notice of such default sent by the Holder or by any other Holder and (B) 10 Business Days after the Company shall become or should have become aware of such failure;

iii.  any of the following events shall have occurred (a) the Company commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company; (b) there is commenced against the Company any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Company makes a general assignment for the benefit of creditors; (f) the Company calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; (g) the Company, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing; or (h) an application for the appointment of a receiver or liquidator for the Company or any of its material assets; or

iv.  the Company shall default in any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company in an amount exceeding $100,000, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable.

If any Event of Default occurs, the full principal amount of this Note, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become, at the Holder’s election, immediately due and payable in cash. Commencing 5 days after the occurrence of any Event of Default that results in the eventual acceleration of this Note, the interest rate on this Note while such Event of Default is continuing shall accrue at the rate of 18% per annum, or such lower maximum amount of interest permitted to be charged under applicable law or regulation. All Notes for which the full principal amount hereunder shall have been paid in accordance herewith shall promptly be surrendered to or as directed by the Company. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a Note holder until such time, if any, as full payment shall have been received by it. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

          Affirmative Covenants. So long as any portion of this Note is outstanding and unless the Holder otherwise consents in writing, which consent may be withheld in the sole discretion of the Holder, the Company will:

a)                  Taxes and Liens.  Promptly pay, or cause to be paid, all taxes, assessments and other governmental charges which may lawfully be levied or assessed upon the income or profits of the Company, or upon any property, real, personal or mixed, belonging to the Company, or upon any part thereof, and also any lawful claims for labor, material and supplies which if unpaid, might become a lien or charge against any such property; provided, however, the Company shall not be required to pay any such tax, assessment, charge, levy or claim so long as the validity thereof shall be actively contested in good faith by proper proceedings; but, provided further that any such tax, assessment, charge, levy or claim shall be paid or bonded in a manner satisfactory to the Holder upon the commencement of proceedings to foreclose any lien securing the same.

b)                  Business and Existence.  Do or cause to be done all things necessary to preserve and to keep in full force and effect any licenses necessary to the business of the Company, its corporate existence and rights of its franchises, trade names, trademarks, and permits which are reasonably necessary for the continuance of its business; and continue to engage principally in the business currently operated by the Company.

c)                  Insurance and Properties.  Keep its business and properties insured at all times with responsible insurance companies and carry such types and amounts of insurance as are required by all federal, state and local governments in the areas which the Company does business and as are usually carried by entities engaged in the same or similar business similarly situated.  In addition, the Company shall maintain in full force and effect policies of liability insurance in amounts at least equal to that currently in effect.

d)                  Maintain Property and Assets.  Maintain its property and assets in good order and repair and, from time to time, make all needed and proper repairs, renewals, replacements, additions and improvements thereto, so that the business carried on may be properly and advantageously conducted at all times in accordance with prudent business management, and maintain annually adequate reserves for maintenance thereof.

e)                  True Books.  Keep true books of record and account in which full, true and correct entries will be made of all of its dealings and transactions, and set aside on its books such reserves as may be required by GAAP, consistently applied, with respect to all taxes, assessments, charges, levies and claims referred to in (a) above, and with respect to its business in general, and include such reserves in interim as well as year-end financial statements.

f)                    Right of Inspection.  Permit any person designated by the Holder, at the Holder’s expense, to visit and inspect any of the properties, books and financial reports of the Company, all at such reasonable times upon three (3) Business Days prior notice to Company, and as often as the Holder may reasonably request, provided the Holder does not unreasonably interfere with the daily operations of the Company.

g)                  Observance of Laws.  Conform to and duly observe all laws, regulations and other valid requirements of any regulatory authority with respect to the conduct of its business except those that would not cause a material adverse effect, as determined in the reasonable discretion of the Holder.

h)                  Company’s Knowledge of Default.  Upon an officer or director of the Company obtaining knowledge of, or threat of, an Event of Default hereunder, cause such officer to promptly, within no more than five (5) Business Days, deliver to the Holder notice thereof specifying the nature thereof, the period of existence thereof, and what action the Company has taken and/or proposes to take with respect thereto.

i)                    Notice of Proceedings.  Upon an officer or director of the Company obtaining knowledge of any material litigation, dispute or proceedings being instituted or threatened against the Company, or any attachment, levy, execution or other process being instituted against any assets of the Company, cause such officer to promptly, within no more than five (5) Business Days, give the Holder written notice of such litigation, dispute, proceeding, levy, execution or other process.

j)                    Certificate of Covenant Compliance Within 30 days of the last day of each March, June, September and December, the Company will issue a Certificate of Covenant Compliance, executed by either the Chief Executive Officer or Chief Financial Officer, in the form attached of Exhibit A attached hereto.  If the Company is not in compliance with the affirmative covenants specified in this section, the Company will modify the Certificate of Covenant Compliance by stating the exception and providing a detailed explanation of the non-compliance.

k)                    Payment of Holder’s Expenses.  If at any time or times hereafter, Holder employs counsel in connection with the execution and consummation of the transactions contemplated by this Note or to commence, defend or intervene, file a petition, complaint, answer, motion or other pleading, or to take any action in or with respect to any suit or proceeding (bankruptcy or otherwise) relating to this Note, or any other agreement, guaranty, note, instrument or document heretofore, now or at any time or times hereafter executed by the Company and delivered to Holder, or to enforce any rights of Holder hereunder whether before or after the occurrence of any Event of Default, or to collect any of the Liabilities, then in any of such events, all of the reasonable attorneys’ fees arising from such services, and any expenses, costs and charges relating thereto, shall be part of the Liabilities, payable on demand.

l)                    Financial Reporting.  The Company shall provide to Holder audited annual financial statements, audited by its independent certified public accounting firm.  Said financial statements shall be prepared in accordance with GAAP, consistently applied, and shall be delivered to Holder within ninety (90) days after the close of the Company’s fiscal year.  The Company’s fiscal year ends on _______, and shall not be changed without the prior written consent of the Holder.  The Company shall provide to Holder unaudited quarterly financial statements (including period to date and year to date actual to prior periods) presented in accordance with GAAP, consistently applied (subject to such exceptions for interim financials as may be noted by the Company thereon), and shall be delivered to Holder within forty-five (45) days after the close of each fiscal quarter of the Company.

m)                  Financial Covenants.  Commencing upon the date forty-five (45) days following the date of this Agreement and thereafter continuing until the Termination Date, the Company must maintain the following ratios:

                        (i)         Cash Interest Coverage. Until this Note is repaid in full, the Company shall maintain a Consolidated EBITDA ratio, based on any of the Company’s quarterly financial statements (as determined on the last day of each fiscal quarter for the immediately preceding quarter), of 2.0 or greater.  The Consolidated EBITDA ratio is defined as Consolidated EBITDA divided by Interest Expense (Consolidated EBITDA ÷ Interest Expense).

                        (ii)        Cash Flow Coverage Ratio.  The ratio of (a) the Company’s Cash Flow to (b) the sum of (i) the Company’s consolidated Interest Expense plus (ii) the Company’s scheduled payments of principal (including the principal component of capital leases) to be paid during the 12 months following any date of determination shall at all times exceed (1) 1.5 to 1.0.  Compliance with the ratio will be tested as of the last day of each month, with Cash Flow and Interest Expense being calculated for the twelve months then ended.

                        (iii)       Current Ratio.  The Company will at all times maintain a Current Ratio of not less than 1.5 to 1.0.  The Current Ratio shall be calculated and tested quarterly as of the last day of each fiscal quarter of the Company.

                        (iv)       Actual versus Budget.  The Company shall on a quarterly basis achieve 75 percent of its budgeted revenue and income.  Budget numbers shall be those delivered to Holder contemporaneously herewith and then on an annual calendar basis.

Negative Covenants. So long as any portion of this Note is outstanding, without the prior written consent of the Holder, which consent may be withheld in the sole discretion of the Holder, the Company shall not and shall not permit any of its subsidiaries to directly or indirectly:

a)     Indebtedness. Enter into, create, incur, assume or suffer to exist any indebtedness or liens, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom that is senior to, or pari passu with, in any respect, the Company’s obligations under the Note; provided, however, that this provision shall not prevent the Company from entering into any transaction, the purpose of which is to repay this Note, provided all proper notices are given in accordance herewith;

b)     Repayment of Indebtedness. Repay any principal due and owing on any promissory notes, debentures, or other forms of indebtedness, other than (i) periodic interest payments due and owing thereunder; or (ii) repayment of any principal amount or interest due or becoming due under this Note;

c)     Repurchase of Shares. Repurchase or offer to repurchase or otherwise acquire any shares of its Common Stock or other equity securities;

d)     Bylaws. Amend its certificate of incorporation, bylaws or other charter documents so as to adversely affect any rights of the Holder in its capacity as a holder of this Note;

e)     Loans and Investments. Lend or advance money, credit or property to any person or entity, or invest in (by capital contribution or otherwise), or purchase or repurchase the stock or indebtedness or assets or properties of any person or entity, or agree to do any of the foregoing, other than in the ordinary course of business;

f)     Guarantees. Assume, endorse or otherwise become or remain liable in connection with the obligations (including accounts payable) of any other person or entity, other than in the ordinary course of business;

g)     Sale of Assets, Dissolution, Etc. Transfer, sell, assign, lease or otherwise dispose of any of its properties or assets, or any assets or properties necessary or desirable for the proper conduct of its business, or transfer, sell, assign or otherwise dispose of any of its accounts, or contract rights to any person or entity, or change the nature of its business, wind up, liquidate or dissolve, or agree to any of the foregoing, other than in the ordinary course of business;

h)     Acquisition of Assets. Agree to purchase, acquire, or lease of any assets of any person, other than in the ordinary course of business;

i)     Subsidiaries. Establish or form a partially or wholly owned subsidiary or sell, transfer or assign any interest in the Company’s existing subsidiaries;

j)     No Further Issuance of Securities. Create, issue or permit the issuance of any additional securities of the Company or of any of its subsidiaries, if any, or any rights, options or warrants to acquire any such securities;

k)     No Dividends; No Redemption. Declare any dividend, pay or set aside for payment any dividend or other distribution, in cash, stock, or other property, or make any payment to any related parties, including to any preferred stockholders, as a dividend, redemption, or

l)     Agreement. Enter into any agreement obligating the Company to undertake any of the matters set forth in paragraphs (a) through (k) above.

Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, interest and liquidated damages (if any) on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company.

If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.

Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing.

If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

Whenever any payment or other obligation hereunder shall be due on a day other than a business day, such payment shall be made on the next succeeding business day.

To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any claim, action or proceeding that may be brought by any Purchaser in order to enforce any right or remedy under this Note. Notwithstanding any provision to the contrary contained in this Note, it is expressly agreed and provided that the total liability of the Company under this Note for payments in the nature of interest shall not exceed the maximum rate permitted by law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under this Note exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to this Note is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to this Note from the effective date of such increase or decrease forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company with respect to the indebtedness evidenced by this Note, such excess shall be applied to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at Holder’s election in the event any principal amount remains outstanding.

All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas, without regard to the principles of conflicts of law thereof. Each part agrees that all legal proceedings concerning the interpretations, enforcement and defense of this Note (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of Dallas, Texas (the “Dallas Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Dallas Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such Dallas Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

IN WITNESS WHEREOF, Driveitaway, Inc. has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

DRIVEITAWAY, INC.

By:	/s/ David Sola
Name: David Sola Title: Chairman

EXHIBIT A

The undersigned, hereby represents that Driveitaway, Inc. is in compliance with all of its covenants specified in that certain Amended and Restated Promissory Note originally dated as of October 20, 2006, executed by such party with its principal place of business located at 17 East Vassar Road, Audubon, NJ 08610, in favor of Trident Growth Fund, L.P., with its principal place of business at 700 Gemini, Houston, Texas 77058.

DRIVEITAWAY, INC.

By:
Name: David Sola Title: Chairman

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